Exhibit 12.1

COMPUTER SCIENCES CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
(unaudited)

	Three Months
	Ended	Twelve Months Ended
(Amounts in thousands, except ratios)	June 29, 2012	March 30, 2012		April 1, 2011	April 2, 2010	April 3, 2009	March 28, 2008
Earnings:
Pre-tax income (loss) from continuing operations
before adjustment for income or loss from equity investees	$71,484	$(4,356,010)		$957,218	$1,007,688	$912,190	$878,361
Fixed charges	73,581	285,411		278,368	311,223	364,812	292,334
Distributed income from equity investees	2,791	6,963		11,878	14,039	12,066	11,319
Less: Preference security dividend requirements
of consolidated subsidiaries	(122)	(478)		(474)	(509)	(897)	(1,279)
Earnings as adjusted	$147,734	$(4,064,114)		$1,246,990	$1,332,441	$1,288,171	$1,180,735

Fixed charges:
Interest expense (a)	$44,973	$175,744		$168,035	$212,556	$260,479	$185,334
Portion of rental expense representative of the
interest factor (b)	28,608	109,667		110,333	98,667	104,333	107,000
Fixed charges	$73,581	$285,411		$278,368	$311,223	$364,812	$292,334

Combined fixed charges and preference dividends:
Interest expense (a)	$44,973	$175,744		$168,035	$212,556	$260,479	$185,334
Portion of rental expense representative of the
interest factor (b)	28,608	109,667		110,333	98,667	104,333	107,000
Preference security dividend requirements of
consolidated subsidiaries	122	478		474	509	897	1,279
Combined fixed charges and preference dividends	$73,703	$285,889		$278,842	$311,732	$365,709	$293,613

Ratios:
Ratio of earnings to fixed charges	2.0	-	(c)	4.5	4.3	3.5	4.0
Ratio of earnings to combined fixed charges and
preference dividends	2.0	-	(d)	4.5	4.3	3.5	4.0
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(a)	Interest expense includes amortization of debt discount and deferred loan costs.
(b)	One-third of the rent expense is the portion of rental expense deemed representative of the interest factor.
(c)	Earnings were insufficient to cover fixed charges during fiscal 2012 by $4,349,525.
(d)	Earnings were insufficient to cover combined fixed charges and preference dividends during fiscal 2012 by $4,350,003.